UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*

                                XO HOLDINGS, INC.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    98417K106
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                             Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 13, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      657,421,887

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      657,421,887

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      657,421,887

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      87.94%

14 TYPE OF REPORTING PERSON*
      IN

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Cardiff Holding LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      137,421,886

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      137,421,886

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      137,421,886

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      60.38%

14 TYPE OF REPORTING PERSON*
      OO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      ACF Industries Holding Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      150,000,000

8  SHARED VOTING POWER
      439,778,553

9  SOLE DISPOSITIVE POWER
      150,000,000

10 SHARED DISPOSITIVE POWER
      439,778,553

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      589,778,553

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      86.74%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Highcrest Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      589,778,553

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      589,778,553

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      589,778,553

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      86.74%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Buffalo Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      589,778,553

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      589,778,553

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      589,778,553

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      86.74%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Starfire Holding Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      589,778,553

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      589,778,553

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      589,778,553

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      86.74%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Unicorn Associates Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      302,356,667

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      302,356,667

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      302,356,667

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      62.41%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Arnos Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      302,356,667

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      302,356,667

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      302,356,667

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      62.41%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      40,646,000

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      40,646,000

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      40,646,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      18.25%

14 TYPE OF REPORTING PERSON*
      OO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Hopper Investments, LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      40,646,000

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      40,646,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      40,646,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      18.25%

14 TYPE OF REPORTING PERSON*
      OO

                                  SCHEDULE 13D

CUSIP No. 98417K106

1  NAME OF REPORTING PERSON
      Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      26,997,334

8  SHARED VOTING POWER
      40,646,000

9  SOLE DISPOSITIVE POWER
      26,997,334

10 SHARED DISPOSITIVE POWER
      40,646,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      67,643,334

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      27.09%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This statement constitutes Amendment No. 12 to the Schedule 13D relating to the shares of Common Stock, par value $0.01 per share (the "Shares"), of XO Holdings, Inc., a Delaware corporation (the "Issuer"), and amends the Schedule 13D relating to the Shares filed on January 27, 2003 and amended by each of Amendment No. 1 filed on October 24, 2003, Amendment No. 2 filed on January 27, 2004, Amendment No. 3 filed on June 22, 2004, Amendment No. 4 filed on August 10, 2004, Amendment No. 5 filed on February 17, 2006, Amendment No. 6 filed on February 27, 2006, Amendment No. 7 filed on March 31, 2006, Amendment No. 8 filed on May 1, 2006, Amendment No. 9 filed on July 2, 2007, Amendment No. 10 filed on March 17, 2008 and Amendment No. 11 filed on July 28, 2008 (as amended by Amendment Nos. 1, 2 ,3, 4, 5, 6, 7, 8, 9, 10 and 11, the "Original 13D"), on behalf of the Filing Persons (as defined in the Original 13D and as herein amended). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Original 13D.

Item 3. Source and Amount of Funds or Other Consideration

     Item 3 of the Original 13D is hereby amended by adding the following:

     The purchase price of the 521,549 shares of 6% Class A Convertible Preferred Stock (the "Series A Shares") of the Issuer purchased by Cardiff was $13,690,661.25, in the aggregate, or $26.25 per Series A Share. The source of funding for the purchase of these Series A Shares was from the general working capital of Cardiff.

Item 5. Interest in Securities of the Issuer

     Item 5 of the Original 13D is hereby amended by adding the following:

     (a) On August 13, 2008, Cardiff purchased on the open market 521,549 Series A Shares for a purchase price of $13,690,661.25, in the aggregate, or $26.25 per Series A Share. As of the close of business on August 14, 2008 (after giving effect to such purchase), the Filing Persons may be deemed to beneficially own in the aggregate 657,421,887 Shares constituting approximately 87.94% of the outstanding Shares based upon (i) the 182,075,035 Shares stated to be issued and outstanding by Issuer, (ii) the 91,913,269 Shares beneficially held by the Filing Persons, (iii) the 10,041,858 Shares issuable upon exercise of the Warrants beneficially held by the Filing Persons, (iv) the 35,466,759 Shares issuable upon conversion of the 2,596,549 Series A Shares beneficially held by the Filing Persons, (v) the 370,000,001 Shares issuable upon conversion of the 555,000 shares of 7% Series B Convertible Preferred Stock beneficially held by the Filing Persons, and (vi) the 150,000,000 votes to which the 225,000 shares of 9.5% Series C Perpetual Preferred Stock beneficially held by the Filing Persons are entitled.

     (b) Cardiff has the sole power to vote or to direct the vote and to dispose or direct the disposition of 137,421,886 Shares. Each of ACF Holding, Highcrest, Buffalo, Starfire and Mr. Icahn may, by virtue of its or his ownership interest in Cardiff, ACF Holding, Highcrest, Buffalo and Starfire, respectively, (each as described in the Original 13D), be deemed to share with Cardiff the power to vote or to direct the vote and to dispose or to direct the disposition of these 137,421,886 Shares.

     (c) Except as described in this item 5, no transactions in the Shares were effected within the past 60 days.

     (d) Not applicable.

     (e) Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 14, 2008


CARDIFF HOLDING LLC

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ACF INDUSTRIES HOLDING CORP.

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Vice President


HIGHCREST INVESTORS CORP.

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Vice President


BUFFALO INVESTORS CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title:  President


STARFIRE HOLDING CORPORATION

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Treasurer


ARNOS CORP.

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Treasurer


HOPPER INVESTMENTS LLC
BY: Barberry Corp., its sole member

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Treasurer


HIGH RIVER LIMITED PARTNERSHIP
BY: Hopper Investments LLC, its general partner
BY: Barberry Corp., its sole member

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Treasurer


UNICORN ASSOCIATES CORPORATION

         By:  /s/ Keith Cozza
              ---------------
              Name: Keith Cozza
              Title: Vice President


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN